EXHIBIT 11

LONE STAR INDUSTRIES, INC.
COMPUTATION OF EARNINGS PER COMMON SHARE(Unaudited)
(In Thousands Except Per Share Amounts)


                                               For the Three Months
                                               Ended March 31,
                                                       1997             1996

PER SHARE OF COMMON STOCK - PRIMARY

Net income (loss)                                  $     264        $  (3,276)
  Net interest expense reduction (1)                      -               315
Net income (loss) applicable to common stock       $     264        $  (2,961)

Weighted average shares outstanding during period     10,853           11,475
  Options and warrants (1)                             2,241            2,345
Weighted average shares outstanding during period     13,094           13,820

Net income (loss) per common share                 $    0.02        $   (0.21)

PER SHARE OF COMMON STOCK ASSUMING FULL DILUTION

Net income (loss)                                  $     264        $  (3,276)
  Plus: Net interest expense reduction (1)                -               272
Net income (loss) applicable to common stock       $     264        $  (3,004)

Weighted average shares outstanding during period     10,853           11,475
  Options and warrants (1)                             2,241            2,345
Fully diluted shares outstanding (2)                  13,094           13,820

Net income (loss) per common share assuming
 full dilution                                     $    0.02        $   (0.22)


(1)	Due to the fact that the Company's aggregate number of common stock equivalents is in excess of 20% of its outstanding common stock, primary and fully diluted earnings per share for the three months ended March
31, 1996 has been calculated using the modified treasury stock method.
Due to the increase in the average market value of the Company's stock, earnings per share for the three months ended March 31, 1997 have effectively been calculated using the treasury stock method.

(2) The computation of fully diluted earnings per share submitted herein is in accordance with Regulation S-K item 601(b)(11) although it is contrary to Paragraph 40 of APB Opinion No. 15 because it produces anti-dilutive results for the three months ended March 31, 1996.